Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS)

LBI MEDIA, INC.

Moderator: Lenard Liberman

November 15, 2010

4:30 pm ET

Operator: Good day and welcome to the LBI Media Third Quarter 2010 Earnings Results conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Lenard Liberman, President and CEO. Please go ahead, sir.

Lenard Liberman: Thank you, Operator. Good afternoon and welcome to LBI Media’s 2010 third quarter earnings call. Joining me today are Winter Horton, our Chief Operating Officer, and Wisdom Lu, our Chief Financial Officer.

During this call, I’ll provide an overview of our financial and operating progress since our last earnings report. Winter will provide comments on the performance of our radio stations and I will provide comments to our television stations and an update on the EstrellaTV network. Wisdom will then walk through our financial results. After formal remarks, we will open the call for questions. Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.

Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is Adjusted EBITDA which we define as net income or loss less discontinued operations, net of income taxes, plus income tax or expense or benefit, gain or loss on sale and disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses and long lived assets, depreciation, stock based compensation expense, and other non-cash gains and losses.

However, for purposes of this call we’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Regulation G we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows used in or provided by operating activities prepared in accordance with U.S. generally accepted accounting principles in our press release.

This reconciliation is also provided on our quarterly report which will be posted on our website today. Let me return the call to Lenard who will discuss our performance for the third quarter of 2010.

Lenard Liberman: Thank you, Wisdom. The third quarter 2010 marked an important milestone for LBI Media. It was the one year anniversary of the launch of our national television network EstrellaTV. Since its launch EstrellaTV’s performance has been undeniably successful, generating impressive ratings for a start-up network and revenues that have exceeded our internal projection.

In the third quarter, LBI Media’s total revenues grew by 12% as compared to the third quarter of 2009. This increase was attributable to the incremental revenues generated by EstrellaTV and growth in our core television markets while the radio segment of our business was essentially flat. This is the third consecutive quarter that we have experienced year over year revenue growth.

As we move through the important November sweeps period, we’re excited about the potential contribution to EstrellaTV. Today’s ratings for the network as well as those for our owned and operated television stations in their individual markets have been very competitive and have met or exceeded our expectations. This fall we introduced four new programs to our television lineup and the results have been very positive.

In addition we continue to expand EstrellaTV’s distribution platform. Since our last call, we have added affiliates in Yuma, Arizona and Salinas-Monterey, California, the 34th and 36th largest Hispanic television markets in the U.S.

As I mentioned on our last call, we purchased a television station in Denver, Colorado, the 15th largest Hispanic television market, and we expect to close the purchase of a television station in Chicago, Illinois, the 6th largest Hispanic television market in the next week.

This brings the total number of Hispanic TV markets to 35 and distribution to over 77% of the U.S. Hispanic television households. Also in September, we entered into a carriage agreement with AT&T where EstrellaTV would be offered to Hispanic viewers nationwide on U-verse.

Our radio segment revenues are flat for the nine months ended September 30, 2010 and our stations are performing well on a competitive basis in their markets. We continue to generate strong interest from radio stations across countries for Don Cheto radio network.

Overall we are pleased with the performance of our broadcast assets and are excited about the growth opportunities for EstrellaTV and our Don Cheto network as well as a continuing improvement of our owned and operated stations.

I would like to turn the call over to Winter now to discuss the performance of our radio segment. I will then follow up with some additional comments about our television segment, EstrellaTV Network, and new programming. Winter?

Winter Horton: Thanks Lenard. As we mentioned on our last call, the effort to upgrade our remote automation technology to the affiliates of our syndicated morning show “El Show de Don Cheto” is now complete. And with this automation in place we immediately signed three brand new affiliates and have seven more affiliates that will start in the next 30 to 60 days.

Don Cheto is our popular morning drive DJ whose program has been number one in Los Angeles for over 16 months now. Along with running on LBI owned and operated stations, the show is now syndicated to 13 markets.

Our Los Angeles cluster which includes our Riverside and Orange County stations is beginning to show nice signs of growth as the economy starts to rebound. KBUE continues to hold the number one rank in the Los Angeles DMA.

As the economy in Southern California continues to improve, we are cautiously optimistic that the performance of our Los Angeles cluster will improve. In the third quarter we had three very successful Fiestas Patrias events that drew significant crowds and increased sponsorships from our advertisers.

Our Houston cluster includes La Raza, La Ranchera, El Norte, and La Bonita. Our flagship station in Houston, KTJM La Raza, which has shown significant ratings growth with ratings in the September book 50% greater than July in the morning drive. La Raza is also home to El Vaquero who is the number one DJ among Hispanic men in the afternoon drive.

La Ranchera is the number one AM station in Houston and the exclusive home of the NBA Houston Rockets, Major League Soccer’s Houston Dynamo, the Mexican League Football, and exclusively we broadcast every game of the World Cup delivering unprecedented audience throughout the tournament.

In Dallas, LBI owns three of the top five stations in the market. Our Dallas cluster includes La Raza, La Bonita, Zeta, and XO. KNOR La Raza recently upgraded its power by over three times and has seen impressive gains in its ratings since the change. La Raza is currently ranked number two in almost all demos and dayparts.

La Bonita is now the exclusive Spanish oldies format in Dallas and its ratings also continue to grow showing 33% growth in Hispanic adults 18 to 49 demo Monday through Sunday from 6:00 am to midnight.

Again, as we head into the end of the year we’re encouraged that our radio segment revenues have stabilized and expect to see our performance continue to improve due to the improving economy in Southern California, the strong demographics of Texas and the additional revenue source from the Don Cheto network.

Now, I would like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: Our television segment revenue was up 30% in the third quarter of 2010 as compared to the same period in 2009 and year to date television revenues were up 26% as compared to the same period in 2009.

As I mentioned in my opening remarks, September was the one year anniversary of the launch of our national network EstrellaTV and has contributed to the revenue growth. In addition, year to date we are seeing growth in our owned and operated television stations in both California and Texas.

EstrellaTV is now carried in 35 markets as well as offered on AT&T U-verse nationwide. Since our last call we have signed up two more affiliates in Yuma, Arizona and Salinas-Monterey, California. We expect to close on our purchase of a television station in Chicago, Illinois within the next week which will bring EstrellaTV’s coverage to over 77% of the U.S. Hispanic television households.

The network continues to perform well and EstrellaTV’s ratings for November sweeps so far confirm its ranking as the fourth most popular Spanish language network in prime time among adults age 18 to 49 and 25 to 54.

We expect to see the ratings for the network continue to grow as we introduce new compelling programming and continue to improve our distribution over the air through cable and on satellite. We added four new shows to our television lineup this fall as well as a series of concerts that feature some of the biggest Hispanic musical talent.

New for the season are the following shows — “El Humor de Hector Suarez” which features a comedy legendary Mexican actor comedian Hector Suarez. “Estrellitas Del Sabado” which is a two hour family entertainment program that includes a talent contest, comedy, and visiting recording stars.

“El Shaka” which is a drama series that follows the trials and tribulations of Mexico’s biggest and most notorious drug lord and shows how he balances family, friends, religion, and his job.

“Quiero Triunfar” which is a reality series hosted by novela star Francisco Gattorno as a life coach who strives to help Latin immigrants get their lives back on track or give them the option of returning to their home country. These new shows are in addition to the already impressive lineup including our hit show “Tengo Talento, Mucho Talento” which now is in its third season.

In addition, just last week we had our 11th annual Premios de la Radio Awards show live over EstrellaTV across the U.S. for the first time. Since we started broadcasting this show it has been very successful. This year was no different. Premios de la Radio Awards was the highest rated show so far on EstrellaTV and beat Telefutura to take the number 3 spot in Hispanic female demographics.

At our owned and operated stations our ratings have been impressive as well. In Los Angeles KRCA is the number 2 Hispanic television station in the market during November sweeps all day in early and during prime time among adults 18 to 49. Premios de la Radio Awards also took the number 2 spot on KRCA on all Hispanic adult demographics and delivered more viewers than Telemundo, Telefutura, and Azteca combined.

We see similar successes in our Houston and Dallas television stations. In Dallas KMPX is the number 2 ranked television station in all Hispanic adults demos in prime time so far for the November sweeps.

We are producing more than 60 hours of original programming per week at our studios here in Burbank. As we continue to invest in and strengthen our programming, we expect the performances and our television station group to outperform the market.

Consistent with the goals of the company that we have outlined previously, we remain committed to strengthening our content, expanding our distribution platform, and monetizing our rating success.

With these objectives in mind, we believe that we are poised for growth for into the future and will disproportionately capitalize by growing Hispanic market. Now I’m going to turn the call over to Wisdom who is going to discuss in more detail our third quarter 2010 financial performance.

Wisdom Lu: Thank you, Lenard. The following discussion and analysis of our financial condition and results of operation incorporates restated financial results for the three months ended September 30, 2009. All prior period comparisons contained within this earnings call reflect restated financial results. In our financial results as we compare 2010 to 2009, please note that our 2009 numbers have been adjusted to account for KSEV’s operations as discontinued.

Net revenues increased by $3.2 million, or 11.6%, to $30.7 million for three months ended September 30, 2010 from $27.5 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment partially offset by a slight decline in our radio segment.

Total operating expenses decreased by $65.3 million, or 69.2%, to $28.9 million for the three months ended September 30, 2010 as compared to $94.4 million for the same period in 2009. This decrease was primarily attributable to a $69.6 million decrease in broadcast license and long lived asset impairment charges.

Excluding the impact of the impairment charges, total operating expenses increased by $4.3 million, or 22.4%, to $23.6 million for the three months ended September 30, 2010.

This increase was primarily attributable to a $3.7 million increase in program and technical expenses primarily due to an increase in amortization of capitalized costs related to the production of our original programming content and incremental costs related to our EstrellaTV Network.

A $0.4 million increase in promotional and selling, general, and administrative expenses primarily due to additional sales personnel and increased commissions associated with the expansion of our EstrellaTV Network and a $0.2 million increase in depreciation expense and loss on sale and disposal of property and equipment.

Adjusted EBITDA decreased by $0.9 million, or 8.8%, to $9.7 million for the three months ended September 30, 2010 as compared to $10.6 million for the same period in 2009. The decrease was primarily the result of an increase in program and technical expenses partially offset by increased advertising revenue in our television segment as discussed earlier.

We recognized a net loss of $5.2 million for the three months ended September 30, 2010 as compared to a loss of $70.3 million for the same period in 2009, a decrease in net loss of $65.1 million. This change was primarily attributable to the decrease in broadcast license impairment charges and higher net revenue partially offset by increases in programming, technical, and selling, general, and administration expenses and higher income tax expense as previously noted.

For the nine months ended September 30, 2010 net revenues increased by $7.9 million, or 10.3%, to $85 million from $77.1 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment partially offset by a modest decline in our radio segment.

Total operating expenses decreased by $110.2 million, or 60.1%, to $73.3 million for the nine months ended September 30, 2010 as compared to $183.5 million for the same period in 2009. This decrease was primarily the result of a $119.3 million reduction in broadcast license and long lived asset impairment charges. Excluding the impact of the impairment charge, total operating expenses increased by $9.1 million or 16% to $66.1 million for the nine months ended September 30, 2010.

This increase was primarily attributable to an $11.1 million increase in program and technical expenses resulting from an increase in amortization of capitalized costs related to the production of our original programming content and the incremental cost related to our EstrellaTV Network and a $0.5 million increase in selling, general, and administrative and depreciation expenses.

These increases were partially offset by $1.6 million gain on our assignment of the active purchase agreement to acquire radio station KDES, a $0.8 million reduction in loss on sale and disposal of property and equipment resulting from the absence in 2010 of the disposal of certain analog transmission equipment, and a $0.1 million decline in promotional expenses.

Adjusted EBITDA decreased by $1.8 million, or 6.3%, to $26.5 million for the first nine months ended September 30, 2010 as compared to $28.3 million for the same period in 2009.

The decrease was primarily the result of the increase in program and technical expenses as described previously partially offset by the $1.6 million cash gain realized on the assignment of the asset purchase agreement related to radio station KDES and increased advertising revenue in our television segment.

We recognized a net loss of $9 million for the nine months ended September 30, 2010 as compared to a net loss of $107.5 million for the same period in 2009, a decrease in net loss of $98.3 million. This change was primarily attributable to the $119.3 million decrease of broadcast license and long lived asset impairment charges partially offset by the $19.2 million change in income tax benefit and other changes noted above.

Turning to our balance sheet, we have approximately $0.2 million in cash as of September 30, 2010. Our total debt balance is approximately $400 million which included $114.8 million in term loan debt and $56.4 million outstanding on our revolver. Since September 30 we have repaid net of borrowings $0.3 million.

This will conclude our formal remarks and at this time I’d like to open up the floor to any questions. Operator?

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star 1 on your touch-tone telephone.

And we do have a question from Bishop Cheen from Wells Fargo.

Bishop Cheen: Hi Lenard, hi Wisdom, hi everyone. Thanks for the detailed summary. So let me just focus on the obvious and this is what we call, you know, kind of a drama of the plot.

You have a wall of maturities coming in 2012, you know, a good two years away. You are generating growth with Estrella, there’s no question at the top line but the EBITDA is still struggling. You were down another $1 million this year. So your OPCO leverage looks like it’s gone from roughly—on an actual basis, not covenant because you’re in compliance with your covenants, 11.1 to 11.6.

So if I am a debt holder in LBI, the proposition is I’m having—I have to have faith that Estrella is going to take us to the Promised Land before 2012. And because of the start-up nature of it, I don’t really see that yet. And then the other things I’m trying to anticipate with the closings in Chicago and Denver, how much more capital outlay or use of the revolver will there be once these are closed?

Lenard Liberman: Well Denver has already closed so that was closed in July I think so that capital is already included in the number you’re seeing here.

Bishop Cheen: So the only pending then is Chicago?

Lenard Liberman: Yeah that’s a small amount of money; it’s only $1 million bucks.

Bishop Cheen: Oh okay.

Lenard Liberman: So I’m not expecting that to be that big a deal.

Bishop Cheen: Right, so I mean, I’m not trying to be shrill and I’m not trying to overstate or make this sound like it’s a crisis or a cable news show but, I mean, that’s the obvious kind of equation here. It’s a race against the clock to get the upside.

Lenard Liberman: I guess that’s one way to look at it.

Bishop Cheen: Okay. So how do you look at it? I mean, you always seem comfortable with it and you always point out, you know, the upside of Estrella. And I guess what I’m looking for is can you give us some color when we think that the year over year EBITDAs are going to start to be positive?

You know, I have a sense that normalcy for LBI had been kind of a $40 million to $45 million EBITDA kind of range but that was in the past before so much—many resources went into building Estrella.

Lenard Liberman: I’m pretty involved right now in November sweeps but if my memory serves me, I’ll let Wisdom correct me, I believe in fourth quarter the lines crossed on EBITDA growth.

But I think that given the fact that we see the success both from a ratings perspective and a revenue perspective and we do know that there are expenses that we needed to incur that were pretty significant to start the network and some of them aren’t even cash expenses, some of them are contracts that we have to amortize over the term of the contracts like our Nielsen contract which was significant.

So there are expenses that were embedded in the first year that have no comparison to the prior year so it makes this year not look that great. But going forward you don’t have the same kind of year over year comparisons yet revenue is growing disproportionately fast.

So I guess I would tell you to talk to us at the end of the first quarter and see where revenue is and where EBITDA growth is and I can see lines crossing already.

Bishop Cheen: So do we get then when we talk about where we start to get the lift off, the current Q4 that we’re in, kind of just moving sideways we shouldn’t expect anything spectacular but we’re not backing up either in current Q4?

Lenard Liberman: I would say that’s correct. Wisdom?

Wisdom Lu: Yeah.

Lenard Liberman: I think even year over year for 2010 we’re expecting EBITDA growth.

Wisdom Lu: That’s correct.

Lenard Liberman: Around 8%.

Wisdom Lu: That’s correct.

Lenard Liberman: So I think what you see Bishop is simply, you know, when we started the network last year because that’s when our distribution deals were signed, it was already after the upfront had passed and we really didn’t participate in any meaningful revenues last year and really just sort of lived off of DR and things like that.

But as we became Nielsen rated and participated in upfronts and we get our sales organization in place and we grow our sales markets, you know, revenue comes.

I think what we have to look at is ratings and then you have to ask yourself do these folks have the experience with those ratings to monetize it. That’s really—I think that’s really the analysis. Without ratings revenue is not going to come easily but if you have ratings and you have an organization that knows what they’re doing then they should.

Bishop Cheen: One other macro I have to ask you about, the census is going to come out and it’s going to be a tease I think in March and then they’ll put out the full numbers in September. I would have to think in the kind of executive summary they’re going to throw out a number for Hispanics in the U.S. So either way should not that have an impact on your business?

Lenard Liberman: I think that’s really what all of our competitors are talking about and certainly if you’re seeing 50 million Hispanics I think it’s an impressive number and I think more marketers will address the Hispanic market naturally. But I don’t think our business plan necessarily needs that to happen. It certainly, you know, super charges it but I think you simply just have to look at our rating success on the programming we’re creating, the number of markets we’re in quickly.

And then yeah, I mean, you know, there are two ways to look at it and you could say oh my God, this is going to take a long time or you can actually look at the results and say that to be down this little with the amount of money we spent to create a U.S. national network is pretty impressive.

Bishop Cheen: Okay, fair enough. Thank you for the color Lenard.

Lenard Liberman: No problem.

Operator: And it appears there are no further questions. However, I would like to give everyone another reminder. That is star 1 on your touch-tone telephone to ask a question and we will pause for just a moment.

And we’ll now go to Matt Swope from Gleacher Securities.

Matt Swope: Yeah hi. Lenard, could you tell us what the TV growth for the third quarter was excluding Estrella?

Lenard Liberman: Yeah I think you could just back out what Estrella’s revenue is, right, so I don’t think we’re going to do that.

Matt Swope: Okay, we did it last quarter.

Lenard Liberman: I don’t have it handy so maybe you can call Wisdom after the call is over.

Matt Swope: Okay.

Lenard Liberman: If we gave it to you before then maybe you can talk to Wisdom about it.

Matt Swope: Yeah, maybe put the request in now. I mean, if you guys wouldn’t mind breaking out Estrella, obviously it’s key to the story and as we try to model forward it would be helpful to try to separate those.

Lenard Liberman: Right.

Matt Swope: How about, you know, you talked about where you think the fourth quarter can go. I assume your 8% growth in Q4 comment was tied to TV or was that consolidated?

Lenard Liberman: I think what I said was that we are expecting overall EBITDA growth for the year of 8%, right Wisdom?

Matt Swope: Gotcha, okay. And then how about a—could you talk about—and how about radio as a component of that? Can radio grow in the fourth quarter?

Lenard Liberman: I’m trying to remember our pacings right now. I think we’re slightly—we’re single digits down right now. Winter, if you remember, but we’re single digits down in radio I believe.

Winter Horton: Correct.

Matt Swope: Okay and how about as we look out to the budgeting process for 2011? Can you give us any kind of early ideas on what you’re thinking about for radio and for TV?

Lenard Liberman: No, I’m sorry; we’re in the process of that.

Matt Swope: Okay. And as you talked about growing Estrella and you talked about the AT&T U-verse carriage. Do you have anything with Dish as far as being carried in their system?

Lenard Liberman: Yeah we’re actually working on Dish and DirecTV pretty hard on those deals so, you know, we intend to be on both those systems soon.

Matt Swope: And with the model for deals with those guys could be paid on a per subscriber basis or the goal right for now is just to get carriage?

Lenard Liberman: I don’t really want to get into the details but, you know, we are working hard to get on those systems.

Matt Swope: Okay that’s great. And Wisdom just one quick one, what did you say was out on the revolver at 9/30?

Wisdom Lu: At the end of 9/30, $56.35 million.

Matt Swope: And how much does that leave available?

Wisdom Lu: So we’ve got $150 million so that leaves whatever that is, $94 million.

Matt Swope: Okay and that is all fully available?

Wisdom Lu: Yes that is all fully available.

Matt Swope: That’s great. Thanks guys.

Lenard Liberman: Thank you.

Operator: We’ll now go to Todd Morgan from Oppenheimer.

(Sean Benin): Hi, this is actually (Sean Benin) in for Todd. I have actually two questions for you guys. I think the press release talks about like a $3.7 million increase in programming and technical expenses. Are those incremental technical costs of the Estrella Network significant? I’m assuming this increase is mostly program related.

Lenard Liberman: Mostly related to satellite service, ratings, some programming, most of those kinds of expenses.

(Sean Benin): Okay that’s helpful. And is the current quarter runway—run rate a good level to think about what you guys are planning on spending for programming for next quarter or do you have plans to expand this further?

Lenard Liberman: We haven’t finalized the budgets for next year, pretty comfortable with what we’re spending right now but you could see some increases based on certain shows have to replace. It’s hard to anticipate, ratings can be fleeting and you have to be able to respond as things drop. So right now I think we’re comfortable with our complement programming but you could see us producing another show or two next year.

(Sean Benin): Okay great.

Lenard Liberman: And a lot will depend on where revenue is too.

(Sean Benin): Sure, sure. And then just on radio, revenues are like basically flat and in general I guess radio revenues across the street are up. Can you kind of help us understand the dynamics and what’s going on with your radio stations in your markets?

Lenard Liberman: I’m sorry, you’re saying which—who is across the street?

(Sean Benin): I mean, just in general radio revenues.

Lenard Liberman: Actually SBS announced their radio revenues were down 10%. I think Univision’s are down 7-1/2%. And Entravision’s are down too. We’re the only broadcaster that’s left in Spanish.

(Sean Benin): Okay.

Lenard Liberman: I can’t hardly speak to the general market because it’s a different business but in the Hispanic market for those folks who provide public reporting, I think we’re the only people—we have the best performance, we’re flat.

(Sean Benin): Okay, that’s fair enough.

Lenard Liberman: And you can check that if you like.

(Sean Benin): Sure. I guess it’s basically what you’re seeing is mostly tied to the issues with kind of your audience measurement?

Lenard Liberman: Sorry?

(Sean Benin): Is this basically tied to like your—how you’re measuring audience or can you speak a little bit more about what you see going forward for radio revenue?

Lenard Liberman: Well I don’t think we have a lot of visibility on radio going forward. I mean, it’s flat right now and it seems to be flat to down single digits. Like I said our direct competitors are down much more than we are which isn’t, you know, a happy day for us but it, you know, certainly shows that I think we’re doing a good job relatively speaking.

I think that TV has done better. I think World Cup helped television revenues overall this year. National television revenues are up in general across our markets. So advertisers seem to move more money to television this year but, you know, I don’t have a crystal ball to tell you that next year they’re going to all flow to radio or more money is going to flow to radio.

And earlier, Bishop spoke about the census that could also change things, new advertisers generally can access media markets faster than TV because TV requires different creative. So, you know, you could see radio benefit from that faster than television.

You know, right now it’s anyone’s guess. All I can tell you is that we’re basically flat on radio and while that’s not, you know, a great thing it’s certainly better than our competitors.

(Sean Benin): Sure. Okay that’s helpful, thank you.

Operator: As a final reminder that is Star 1 on your touch-tone telephone. We’ll now go to Steve Sylvester from Standish. Steve, your line is open.

Steve Sylvester: Can you hear me?

Lenard Liberman: Yep.

Steve Sylvester: Okay. Just a clarification, I keep missing the 8% you repeated it for the second time but 8% growth on adjusted basis for EBITDA for 2010, is that correct? That’s what you had stated?

Lenard Liberman: For the fourth quarter.

Steve Sylvester: Oh fourth quarter, okay. Okay, and just to remind, the covenant that’s guiding on a secured basis is where as of third quarter?

Wisdom Lu: As of third quarter it’s 4.6 versus the covenant max of 7.

Steve Sylvester: Okay. And I know that Bishop commented on potential use for the revolver. Do you see any further use in fourth quarter from where it is now?

Lenard Liberman: Hard to say. We are looking at a production facility stage that could require use of a little bit of capital, not much. But we’re not really looking at additional acquisitions of assets in terms of TV and radio stations right now.

Steve Sylvester: So just for modeling purposes the revolver should stay around this balance by year end?

Lenard Liberman: I’d say give or take a couple million dollars probably.

Steve Sylvester: Okay. You continue to point out in your press release, you know, investing in content. Are there some examples that sort of make you unique to your other competitors or things going forward that you may be investing in that you can talk about, from a content basis?

Lenard Liberman: I mean, I think our programming is unique and I think we’re unique in that we’ve produced all of our own programming and own it so it becomes a library that’s an asset to the company as opposed to paying a license fee to somebody for a certain number of plays or air dates. So I think that’s unique to us. And our competitors really license their programming from third parties.

Steve Sylvester: No I know that, I guess I was just trying to get some examples. I know that you guys are producing and the money that’s being spent is trying to come up with original programming that you own. I’m just trying to get some examples of what that may be.

Lenard Liberman: Well we mentioned the show called “Shaka” which is kind of a series, a drama series about the Mexican drug cartel family and Soprano-ish I suppose. We have a show on sort of situations affecting Hispanics in the U.S. and life coaching to try to help them called “Quiero Triunfar.” We have a recurrent show “Tengo Talento, Mucho Talento” that continues to do very well.

We have a network newscast with (Enrique Gratas), (she) used to be on Univison doing very well, “Estudio Dos” with a new complement of actors is doing very, very well. All of our shows are doing well. We’re rated number 2 right now and are very happy with that rating position.

Steve Sylvester: And just because I don’t watch these shows but I do sort of see the basic Latin TV which is for the most part defined as, you know, novelas, are these truly unique to compared to the other competitors in terms of originality?

Lenard Liberman: Yeah, I think it’s something you’d see more—I think it’s more something you’d see in a general market station that we change and create for our own network. We’re not dealing with tele-novelas at all. Our programming is more music, variety, comedy, reality based as opposed to soap opera drama based.

Steve Sylvester: Gotcha, thank you.

Operator: And it appears there are no further questions so I will turn the conference back over to you Mr. Liberman for any additional or closing remarks.

Lenard Liberman: That’s it, thank you everybody.

Operator: This concludes today’s presentation. Thank you for your participation.

END